UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 10, 2011
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 S. Clark Drive, Tempe, AZ		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		480 967-5146

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2011, Amtech Systems, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Stock Purchase and Sale Agreement, dated January 27, 2011, among the Company, Kingstone Technology Hong Kong Limited (“Kingstone”), Silicon Jade Limited (“Silicon Jade”), the sole shareholder of Kingstone, and certain shareholders of Silicon Jade (the “Original Purchase Agreement”) to provide that the consideration in the aggregate amount of $5.5 million which was to be paid to Silicon Jade partly in cash and partly in stock of the Company will now be paid all in cash. The Amendment provides that the payment of cash to the shareholders of Silicon Jade be made to such shareholders consistent with the manner in which the stock was to be issued in the Original Purchase Agreement. The Amendment provides that a portion of the cash be paid out by the Company now and the remaining amount be deposited into escrow with such amounts to be distributed to the shareholders of Silicon Jade upon the achievement of specified milestones in the development of the Solar Tool.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and is subject to safe harbors created therein. These forward-looking statements include, but are not limited to, those regarding the development of the Solar Tool.

These forward-looking statements reflect the Company's current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to its operations, growth strategy and liquidity, including the risks set forth in the Company's most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.
Date:	October 14, 2011	By	/s/ Bradley C. Anderson
Name: Bradley C. Anderson Title: Title: Vice President and Chief Financial Officer